Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Olin Corporation:

We consent to the use of our report dated February 24, 2010, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

St. Louis, Missouri
April 23, 2010